INSIDER TRADING POLICY

The following policy describes rules surrounding trading in the stock of Advance Auto Parts, Inc. (the "Company"), generally referred to as insider trading. The federal securities laws provide that an individual who possesses material, nonpublic information may not buy or sell the Company's securities or "tip" other persons to buy or sell the Company's securities. Individuals who trade on material, nonpublic information or tip the information to others may be subject to civil actions for damages, civil and criminal fines and a prison term of up to twenty years. A corporation that fails to take appropriate steps to prevent illegal trading by its insiders can be held liable as a controlling person, which can result in significant civil and criminal fines.

Accordingly, it is the Company's policy to prevent violations of these laws by the employees of the Company and its subsidiaries ("team members") and members of our board of directors, as well as prohibit trades that present even the appearance of impropriety. A summary of our insider trading compliance requirements is set forth below.

GENERAL

No team member or member of our board of directors may:

- Purchase or sell the Company's securities or recommend that another person place a purchase or sale order in the Company's securities while he or she is in possession of material, nonpublic information ("insider trading");
- Disclose material, nonpublic information about the Company to anyone outside the Company unless authorized to do so ("tipping"); or
- Assist anyone engaged in the above activities.

MATERIAL, NONPUBLIC INFORMATION

Material Information. Information is considered "material" if (1) a reasonable investor would consider the information important in making a decision on whether to buy, sell or hold the security; (2) a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the Company; or (3) the information could reasonably be expected to have a substantial effect on the price of the security.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material might include information about upcoming earnings or losses, negotiation of a joint venture, merger or acquisition, news of a significant sale of assets, changes in dividend policies, the declaration of a stock split, the offering of additional securities,

changes in top management, the gain or loss of a substantial supplier, a change in the Company's pricing or cost structure, impending bankruptcy or the existence of severe liquidity problems, significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company's operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure), significant accounting developments, and a change in auditors or notification that the auditor's reports may no longer be relied upon. Information may be material whether it is favorable or unfavorable to the Company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, publication in a widely-available newspaper, magazine or news website, a Dow Jones "broad tape," newswire services or public disclosure documents filed with the Securities and Exchange Commission that are available on the SEC's website (such as Form 8-K, Form 10-Q and Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees or directors, or if it is only available to a select group of persons, such as analysts, brokers and institutional investors. In addition, please be aware that disclosure on the Company's website, by itself, may not be considered wide dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has elapsed after the information is released. If, for example, you are aware of material nonpublic information (such as a significant corporate acquisition or financing transaction) and the Company were to make a public announcement of such event on a Thursday, then you may not trade in the Company's securities until Friday, if the news was released prior to the opening of the markets on Thursday, or the following Monday, if the news was released after the close of the markets on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRADING WINDOW

The general prohibitions against insider trading and tipping apply to all team members and members of our board of directors at all times. Additional restrictions apply to certain groups of Company personnel. Trades in the Company's securities by directors and certain employees of the Company who are more likely to have access to material nonpublic information because of their positions or affiliations with the Company are more likely to be subject to greater scrutiny. As a result, directors and certain groups of employees (described below) may not engage in any transactions involving the Company's securities (other than as specified in this policy) except during an open trading window. A trading

window will open one full trading day after our quarterly release of earnings and will remain open for the succeeding four calendar weeks. Significant corporate developments may, on occasion, require changes to the designated trading window.

Members in Groups Two, Three or Four (as described below under "Additional Restrictions") should refer to the General Counsel's office Trading Calendar for more information; trading cannot occur on any day marked with red, and trading is open on any day marked with green.

ADDITIONAL RESTRICTIONS

The four groups into which we divide our personnel and the restrictions that apply to those groups are summarized below.

Group One. The vast majority of our team members are in Group One. These are team members who are not expected to have access to material, nonpublic information on a regular basis, or at all. Members of Group One are subject only to the general prohibitions against insider trading and tipping. Therefore, these employees will be prohibited from trading only when they are in actual possession of material, nonpublic information. General Managers, Commercial Account Managers are included in Group One.

Group Two. Group Two includes certain team members who we expect to have access to material, nonpublic information from time to time. In addition to the general prohibitions against insider trading and tipping, members of Group Two may purchase or sell the Company's securities only during the trading windows described above. Group Two would generally include Advance District Managers, corporate/store support center personnel and field support personnel at the Director and Manager levels, administrative support personnel for team members at or above the Senior Vice President level, Commercial Sales Directors and Commercial Sales Managers.

Group Three. Group Three includes certain officers and other team members whose duties involve the handling of material, nonpublic information on a recurring basis. In addition to the general prohibitions against insider trading and tipping, members of Group Three (1) may only purchase or sell the Company's securities during the trading windows described above and (2) are required to pre-clear all transactions in the Company's securities with the General Counsel's office (as described below under "Pre-Clearance Procedures"). Group Three would generally include all corporate/store support center personnel and field support personnel at or above the Vice President level, all in-house attorneys, administrative support personnel for members of our board of directors. Members of Group Three who decide to purchase or sell the Company's securities are strongly encouraged to engage in such transactions as early as possible during a trading window because the earlier in a quarter a trade occurs, the less likely the individual will know of material, nonpublic information.

Group Four. Group Four includes members of our board of directors and our "Section 16" officers. Group Four will be subject to the same restrictions as apply to Group Three. In

addition, from time to time Group Four personnel may be notified separately of certain other trading restrictions and reporting requirements imposed by the federal securities laws. Members of Group Four who decide to purchase or sell the Company's securities are strongly encouraged to engage in such transactions as early as possible during a trading window because the earlier in a quarter a trade occurs, the less likely the individual will know of material, nonpublic information. Members of Group Four must also notify the General Counsel's office of all transactions of the Company's Securities in the manner described below under "Post Transaction Notice".

PRE-CLEARANCE PROCEDURES

Members of Group Three and Group Four may not engage in any transaction in the Company's securities (including gifts and transfers of securities for estate planning purposes) without first obtaining pre-clearance from the General Counsel's office. A request for pre-clearance should be submitted to the General Counsel's office at least two business days before the proposed transaction and shall comply with any other procedures established by the General Counsel's office. The General Counsel's office is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, the General Counsel's office may consult as necessary with senior management and outside counsel.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the General Counsel's office.

Pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a closed trading window or a special blackout period (discussed below), the transaction may not be completed. If a Group Three or Group Four member seeks pre-clearance and the request is denied, then he or she should refrain from engaging in any transaction in the Company's securities and should not inform any other person of the restriction. Pre-clearance of a transaction is valid only for the [three]-business day period immediately following receipt by the Restricted Person of such pre-clearance.

POST-TRANSACTION NOTICE

Members of Group Four (who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) must notify the General Counsel's office of the occurrence of any purchase, sale, gift, transfer for estate planning purposes, or other acquisition or disposition of the Company's securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should

include the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

For both the "Pre-Clearance Procedures" section above and this "Post-Transaction Notice" section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

OTHER PROVISIONS

Gifts. Bona fide gifts of securities (including transfers of Company securities made to trusts for estate planning purposes) are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company's securities while the person making the gift is aware of material nonpublic information, provided that Group Three and Group Four members must pre-clear any such gift transaction in the manner specified under the "Pre-Clearance Procedures" section above, and Group Four members must report any such transaction in the manner described in the "Post-Transaction Notice" section above.

Special Blackouts. In addition to the normal trading windows, any team member, officer or member of our board of directors may also be temporarily prohibited from buying or selling the Company's securities during a defined or undefined period of time, or "special blackout period." A special blackout period may be imposed for any reason when warranted in the judgment of the Company. For instance, a special blackout period might be imposed on certain people during the negotiation of a sensitive agreement, the anticipated issuance of interim earnings guidance or if there is a pending announcement of a significant corporate development. The existence of a special blackout period may not be publicly announced or may be announced only to those who are aware of the transaction or event giving rise to the blackout period. If you are made aware of the existence of a special blackout period, you should not disclose the existence of such blackout period to any other person. Individuals that are subject to a special blackout period will be contacted when these periods are instituted.

Family members, dependents, etc. Each provision of this policy that applies to a team member or member of our board of directors also applies to (1) members of his or her immediate family or other persons with whom he or she shares a household, (2) persons who principally rely on the team member or director for financial support; and (3) any person or entity over whom the team member or director has control or influence with respect to securities transactions, such as a partnership in which the insider is a partner, an estate of which the insider is the executor or a trust of which the insider is a trustee.

Applicability of Policy to Former Insiders. This policy continues to apply to transactions of the Company's securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in the Company's securities until that information has become

public or is no longer material. The pre-clearance procedures applicable to former Group Three and Group Four members specified under the heading "Pre-Clearance Procedures" above, however, will cease to apply to transactions in the Company's securities upon the opening of the next normal trading window following such individual's termination of service.

Short Sales; Derivative Securities; Hedging. Team members and members of our board of directors are prohibited from selling the Company's stock short. There is also a general prohibition on purchasing or selling derivative securities, which are securities whose value varies in relation to the price of the Company's securities. For example, derivative securities include exchange-traded put or call options, as well as individually arranged derivative transactions. In addition, team members and members of our board of directors may not enter into transactions that are used to hedge existing ownership positions in the Company's securities, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company's securities.

Pledges; Margin Accounts. Team members and members of our board of directors may not hold the Company's securities in margin accounts or pledge their Company securities as collateral. Securities held in margin accounts or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on a loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading.

Other companies. In addition to the restrictions on insider trading or tipping with respect to the Company's securities, it is prohibited to trade in securities of any other company about which our team members or members of our board of directors learn material, nonpublic information in the course of performing their duties for the Company. It would also be advisable if those individuals in Group Three and Group Four did not trade in the securities of the Company's competitors.

TRANSACTIONS UNDER COMPANY BENEFIT PLANS

Long-Term Incentive Plan; Stock Option Plan. This policy does not apply to the exercise of an employee stock option using cash or using shares of stock already owned by members of our board of directors or team members, but the prohibitions of this policy do apply to a cashless exercise of the option through a broker and sales of shares received upon exercise of an option or stock appreciation rights, regardless of whether such sale is to pay the exercise price or tax withholding. The policy does not prohibit the exercise of tax withholding rights pursuant to which an election is made to have the Company withhold shares to satisfy tax withholding requirements.

Employee Stock Purchase Plan. The trading prohibitions and restrictions of this policy do not apply to periodic contributions to the Company's employee stock purchase plan which

are used to purchase the Company's securities pursuant to the team member's advance instructions; however, team members may not alter their instructions regarding the purchase or sale of the Company's securities in such plans while in the possession of material, nonpublic information or during any blackout period.

RULE 10B5-1 PLANS AND OTHER TRADING PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan") and such person must act in good faith with respect to the operation of a Rule 10b5-1 Plan. If the plan meets the requirements of Rule 10b5-1, the Company's securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information and at a time when trading is not otherwise restricted under this policy. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

To comply with this policy, a Rule 10b5-1 Plan must comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:

- Trades under the Rule 10b5-1 Plan may not commence until expiration of the "cooling-off period" set forth in Rule 10b5-1, which for Group Four members is the period consisting of the later of (i) 90 days after adoption of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Company's Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted; and for all other team members is the period ending 30 days after the adoption of the Rule 10b5-1 Plan.

- The Rule 10b5-1 Plan must include representations that (i) the person is not aware of material non-public information about the Company or its securities; and (ii) the person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and

- No person may have more than one Rule 10b5-1 Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to "sell to cover" arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards).

Group Three and Group Four members must have any new or amended Rule 10b5-1 Plan or any decision to terminate a Rule 10b5-1 Plan pre-approved by the General Counsel's office in accordance with the "Pre-Clearance Procedures" requirements set forth above.

Members submitting any Rule 10b5-1 Plan for approval should allow at least two weeks for review and approval by the General Counsel's office. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required; provided, however, that Group Four members (who have a reporting obligation under Section 16 of the Exchange Act) who sell Company securities through a Rule 10b5-1 Plan must comply with the requirements set forth in the "Post-Transaction Notice" section above.

Group Four members must also report the adoption, amendment or termination of any pre-set trading plan that is not a Rule 10b5-1 plan but was entered into at a time they asserted they were not aware of material non-public information about the Company or its securities.

COMPANY DISCIPLINE

Members of our board of directors or team members who violate this policy may be subject to disciplinary action by the Company, up to and including termination for cause or request to tender resignation from the board of directors. A violation of the Company's policy is not necessarily the same as a violation of law and we may determine that specific conduct violates the policy, whether or not the conduct also violates the law.

Team members and members of our board of directors with questions regarding the policy should contact the General Counsel's office.

Adopted by Board of Directors of Advance Auto Parts, Inc. August 7, 2023